Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI, INC. REPORTS RECORD THIRD QUARTER RESULTS;
PRO FORMA NET INCOME 48.5% AHEAD OF LAST YEAR
Again Raises 2005 Guidance
Tempe, AZ – November 2, 2005 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported record GAAP and pro forma financial results for the third quarter and nine months ended September 30, 2005.
Pro Forma Third Quarter 2005 (See Pro Forma Reconciliation Below) vs. Third Quarter 2004
•	Total revenues increased 22.1% to $53.1 million from $43.5 million;

•	Lease revenues increased 25.3% to $48.7 million from $38.9 million;

•	Lease revenues comprised 91.7% of total revenues versus 89.4%;

•	Net income was $8.7 million or $0.56 per diluted share, up 48.5% as compared to $5.8 million or $0.39 per diluted share;

•	EBITDA (earnings before interest expense, tax, depreciation, amortization) of $23.3 million was 31.1% ahead of $17.8 million of EBITDA last year; and

•	Operating margin increased to 37.7% from 34.2%.
Other Third Quarter Highlights
•	The internal growth rate (the increase in leasing revenues at locations open one year or more, excluding acquisitions at those locations) was 25.0%; up from 17.7% in the third quarter of 2004;

•	The average utilization rate was 83.0%, up from 81.5% for the third quarter of 2004 and from 82.1% in the second quarter of 2005;

•	Yield (total lease revenues per unit on rent) improved 7.7% compared to last year’s third quarter and the average number of units on rent was up 16.3% from one year earlier;

•	Funded debt increased by $19.4 million from June 30, 2005, while Mobile Mini’s funded debt to EBITDA ratio remained at a strong 3.7:1; and

•	Mobile Mini utilized cash during the quarter for business expansion, including $7.0 million for the previously announced acquisition of A-1 Storage’s container assets in Columbus, Ohio and for fleet expansion and optimization.
Pro Forma Reconciliation
Three Months Ended September 30, 2005
(in 000’s except for earnings per share)
(includes effects of rounding)

		Hurricane
	Pro forma	Katrina(1)	Actual
Revenue	$53,146	$—	$53,146
EBITDA	23,307	(1,710)	21,597
Pre tax income (loss)	14,207	(1,710)	12,497
Net income (loss)	8,666	(1,043)	7,623
Diluted earnings per share	$0.56	$(0.07)	$0.49
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Mobile Mini, Inc. News Release November 2, 2005	Page 2
Nine Months Ended September 30, 2005
(in 000’s except for earnings per share)
(includes effects of rounding)

				(Provision for)
				benefit of
		Hurricane		income
	Pro forma	Katrina(1)	Other Income(2)	taxes(3)	Actual
Revenue	$149,289	$—	$—	$—	$149,289
EBITDA	63,730	(1,710)	3,160	—	65,180
Pre tax income (loss)	37,293	(1,710)	3,160	—	38,743
Net income (loss)	22,749	(1,043)	1,927	520	24,153
Diluted earnings per share	$1.48	$(0.07)	$0.13	$0.03	$1.58

(1)	Hurricane Katrina expense represents our estimated damages resulting from the losses we sustained, primarily at our New Orleans, LA, branch, where operations were the most severely affected. The loss includes certain limited insurance reimbursements that have already been received under our insurance policies. Pro forma results exclude Hurricane Katrina expense of $1.7 million ($1.0 million after tax).

(2)	Other income represents net proceeds of a settlement agreement pursuant to which a third party reimbursed Mobile Mini for losses sustained in two lawsuits that arose in connection with the acquisition in April 2000 of a portable storage business in Florida. Pro forma results exclude other income of $3.2 million ($1.9 million after tax).

(3)	Income tax provision includes a $520,000 benefit, or $0.03 per diluted share, due to the recognition of certain state net operating loss carry forwards that were previously scheduled to expire in 2005 and 2006, that management now believes are recoverable. Management reached this conclusion due to the significantly improved results of operations achieved in 2005 and expected in 2006. Pro forma results exclude this tax benefit.
Business Overview
Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “Our third quarter performance far surpassed our best expectations. Thanks to the excellent job being done by our branches, units on lease grew by 16.3%. Although we had expected a slowdown in our internal growth rate as we anniversary the big increases that started mid-year 2004, our third quarter internal growth rate of 25% barely changed from the 26% rate in the second quarter. The yield improvement was again primarily due to product mix and, to a lesser extent, ancillary revenue such as higher delivery fees and limited liability waiver premiums. These ancillary revenues were offset somewhat on the expense side by higher fuel and other delivery costs.”
Discussing the impact of Hurricane Katrina, he went on to say, “We are grateful that all of our people are safe and that our New Orleans branch has reopened at a new location. Factoring in the modest insurance recovery we have received so far, primarily for trucks, we incurred an estimated $1.7 million in losses relating to damage to and destruction of storage units and offices which were in our rental fleet. Our former New Orleans branch, located near the site of a break in a levee, was heavily damaged. We are pursuing additional insurance claims, however, we cannot say with certainty what amounts, if any, we may recover and the timing of such recovery. As we reported last month, we are opening a new branch in Pensacola which will support the efforts of our other locations in the region as they serve the needs of those hit by Hurricane Katrina in Mississippi, Alabama and Florida, as well as the relief organizations serving these communities. We have also set up a Hurricane Katrina hotline which we’ve posted on our website.”
Mr. Bunger also noted, “Mobile Mini’s financial position continues to be exceptionally strong and capable of sustaining the growth we anticipate in the fourth quarter and the foreseeable future. As has been the case in the past several quarters, our ratio of funded debt to EBITDA is below the limits set under our credit agreement, which means we have the entire unused portion of our $250 million under our credit agreement available and we have a lower borrowing rate on outstanding balances.”

He closed by saying, “We are proud that Mobile Mini once again ranked among the 200 Best Small Companies by Forbes magazine.” According to Forbes, the list “features solid and consistent hitters that have performed well when measured over the last 12 months and the past five years, and are poised for another growth spurt.”
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Mobile Mini, Inc. News Release November 2, 2005	Page 3
Mobile Mini’s Business Model
Mobile Mini’s business model involves the expenditure of substantial fixed costs at all of its 50 locations in order to develop an infrastructure to support growth. Operating margins increase when containers on lease at existing locations increase. While newer locations produce lower operating margins until they increase their containers on lease, they are also the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on the invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established. It also shows that older branches produced healthy returns on invested capital.

			After Tax Return on
	Operating Margin %		Invested Capital
	(after corporate allocation)		(NOPLAT)
	3 months ended Sept. 30,		12 months ended Sept. 30,
Year Branch	2004	2005	2004	2005
Established		Pro forma		Pro forma
Pre-1998 total	42.4%	43.0%	14.8%	16.8%
1998	39.2%	45.9%	13.8%	16.1%
1999	24.3%	27.4%	6.8%	8.0%
2000	32.7%	35.3%	9.5%	12.9%
2001	23.0%	37.1%	7.6%	11.9%
2002	16.2%	29.5%	4.8%	9.5%
2003	7.5%	26.4%	(7.9)%	6.7%
2004	(16.4)%	10.7%	1.7%	(3.8)%
2005	N/A	N/A	N/A	N/A
All Branches	34.2%	37.7%	11.3%	13.6%
Larry Trachtenberg, Executive Vice President & CFO noted, “As we move into our final and historically our strongest quarter, we are seeing a recurrence of last year’s fourth quarter business pattern, namely strong demand from our core base of customers. These are typically long-term renters who make our units part of their operations. In earlier years, our fourth quarter business surge was due in great part to short-term holiday season rentals by retailers.”
He went on to say, “The outlook for Mobile Mini has never been better. In the final quarter of 2005, based upon internal growth of approximately 20% we are looking for EBITDA of approximately $24.5 million and diluted earnings per share in the $0.58 to $0.60 range. For the year as whole, excluding the impact of the aforementioned one-time gains and losses, we look forward to reporting pro forma EBITDA of over $88 million and pro forma diluted earnings per share in the $2.06 to $2.08 range. By 2005 year-end, our fleet optimization program and the associated costs should be behind us, while all the benefits — the prospect of higher utilization and return on investment — remain ahead of us. While we plan to announce 2006 guidance in December, we feel quite confident that 2006 will be another record year.”
EBITDA and pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
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Mobile Mini, Inc. News Release November 2, 2005	Page 4
Barry J. Feld To Resign For Mobile Mini’s Board
Separately the Company announced with regret that director Barry J. Feld will be resigning from Mobile Mini’s Board. Mr. Feld, who was named Chief Executive Officer and President of Cost Plus, Inc. last week, is prohibited from serving on the Boards of companies which, like Mobile Mini, do business with Cost Plus. Mobile Mini is seeking to fill the vacancy left by Mr. Feld’s departure.
Conference Call
As previously announced, Mobile Mini will host a conference call today, Wednesday, November 2nd at 11 am ET to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 116,000 portable storage units and portable offices. The Company currently has 50 branches and operates in 30 states and one Canadian province. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and revenue and earnings estimates for 2005 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini, Inc. News Release November 2, 2005	Page 5
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except for earnings per share)
(includes effects of rounding)

	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2005	2005	2004
	Actual	Pro forma	Actual
Revenues:
Leasing	$48,745	$48,745	$38,915
Sales	4,122	4,122	4,450
Other	279	279	158

Total revenues	53,146	53,146	43,523

Costs and expenses:
Cost of sales	2,539	2,539	2,690
Leasing, selling and general expenses (1)	29,012	27,302	23,058
Depreciation and amortization	3,251	3,251	2,895

Total costs and expenses	34,802	33,092	28,643

Income from operations	18,344	20,054	14,880

Other income (expense):
Interest income	2	2	—
Interest expense	(5,849)	(5,849)	(5,152)

Income before provision for income taxes	12,497	14,207	9,728
Provision for income taxes	4,874	5,541	3,891

Net Income	$7,623	$8,666	$5,837

Earnings per share:
Basic:	$0.51	$0.58	$0.40

Diluted:	$0.49	$0.56	$0.39

Weighted average number of common and common share equivalents outstanding:
Basic	14,989	14,989	14,587

Diluted	15,481	15,481	14,905

Number of shares outstanding	15,205	15,205	14,602

EBITDA	$21,597	$23,307	$17,775

(1)	Includes Hurricane Katrina related expense which represents our estimated damages resulting from the losses we sustained, primarily at our New Orleans, LA, branch, where operations were the most severely affected. The expense is offset by certain limited insurance reimbursements that have already been received under our insurance policies. Pro forma results exclude Hurricane Katrina expense of $1.7 million ($1.0 million after tax).

Mobile Mini, Inc. News Release November 2, 2005	Page 6
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except for earnings per share)
(includes effects of rounding)

	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2005	2004
	Actual	Pro forma	Actual
Revenues:
Leasing	$135,413	$135,413	$106,806
Sales	12,987	12,987	13,923
Other	889	889	431

Total revenues	149,289	149,289	121,160

Costs and expenses:
Cost of sales	8,097	8,097	8,844
Leasing, selling and general expenses (1)	79,182	77,472	66,174
Depreciation and amortization	9,439	9,439	8,404

Total cost and expenses	96,718	95,008	83,422

Income from operations	52,571	54,281	37,738

Other income (expense):
Interest income	11	11	—
Other income (2)	3,160	—	—
Interest expense	(16,999)	(16,999)	(15,114)

Income before provision for income taxes	38,743	37,293	22,624
Provision for income taxes	14,590	14,544	9,049

Net income	$24,153	$22,749	$13,575

Earnings per share:
Basic:	$1.63	$1.53	$0.94

Diluted:	$1.58	$1.48	$0.92

Weighted average number of common and common share equivalents outstanding:
Basic	14,834	14,834	14,439

Diluted	15,328	15,328	14,697

Number of shares outstanding	15,205	15,205	14,602

EBITDA	$65,180	$63,730	$46,141

(1)	Includes Hurricane Katrina related expense which represents our estimated damages resulting from the losses we sustained, primarily at our New Orleans, LA, branch, where operations were the most severely affected. The expense is offset by certain limited insurance reimbursements that have already been received under our insurance policies. Pro forma results exclude Hurricane Katrina expense of $1.7 million ($1.0 million after tax).

(2)	Other income represents net proceeds of a settlement agreement pursuant to which a third party reimbursed Mobile Mini for losses sustained in two lawsuits that arose in connection with the acquisition in April 2000 of a portable storage business in Florida. Pro forma results exclude other income of $3.2 million ($1.9 million after tax).

Mobile Mini, Inc. News Release November 2, 2005	Page 7
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except for shares)
(includes effects of rounding)

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS
Cash	$296	$759
Receivables, net	23,213	19,218
Inventories	26,214	17,323
Lease fleet, net	522,180	454,106
Property, plant and equipment, net	34,760	34,320
Deposits and prepaid expenses	8,123	7,165
Other assets and intangibles, net	6,284	6,126
Goodwill	56,270	53,129

Total assets	$677,340	$592,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$12,151	$8,900
Accrued liabilities	31,191	30,038
Line of credit	156,578	125,900
Notes payable	1,072	1,144
Senior Notes	150,000	150,000
Deferred income taxes	71,462	59,795

Total liabilities	422,454	375,777

Commitments and contingencies

Stockholders’ equity:
Common stock; $0.01 par value, 95,000,000 shares authorized, 15,205,160 and 14,682,991 issued and outstanding at September 30, 2005 and December 31, 2004, respectively	152	147
Additional paid-in capital	136,592	122,934
Retained earnings	117,107	92,954
Accumulated other comprehensive income	1,035	334

Total stockholders’ equity	254,886	216,369

Total liabilities and stockholders’ equity	$677,340	$592,146

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Andreas Marathovouniotis (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com